Company Press Release

Internet Stock Market Resources, Inc. Announces Signing of Letter of Intent to Acquire Delcor Industries, Inc.

St. Petersburg, FL - Internet Stock Market Resources, Inc. (OTC BB: ISMR) announced this morning that it has signed a letter of intent to acquire, for cash and debt, 100% of closely-held Delcor Industries, Inc. of Hollywood,Florida. Delcor, founded in 1979 and employing approximately 75 people, manufactures and assembles electronic components.

Although final terms of the acquisition must be worked out, the letter of intent states a purchase price of $1.5 million, one-third of which is to be paid in cash, the remainder on a long-term note secured by Delcor's assets. The letter of intent gives the parties until August 1, 1999 to sign a purchase agreement to finalize the acquisition.

Internet Stock Market Resources, Inc. is an information exchange and web destination of choice for investors, researchers, analysts, brokers, media, etc. to obtain rapid up-to-date information on publicly traded companies. All information is supplied by the companies upon becoming a member of ISMR and paying necessary fees to ISMR. Stock information and related financial material is included by ISMR at no extra charge.

For information regarding Internet Stock Market Resources, Inc., contact: Budd Morris, Pres. Ph: 727.896.9696 or e-mail morrisb@internetstockmarket.com

To receive UPDATES on ISMR's Emerging Companies subscribe at http://www.internetstockmarket.com/listed/inquiry.html

Source: Internet Stock Market Resources, Inc. http://www.internetstockmarket.com

SAFE HARBOR -- Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in the future periods to differ materially from forecasted results.